[UK entity and address]

KEY EMPLOYEE AGREEMENT

[UK entity and address]

THIS AGREEMENT is made on     [date]

B E T W E E N

(1)	[UK entity] whose registered office is at [address] (“the Company”)

and

(2)	[Employee name and address] (“the Employee”)

WHEREAS

(A)
The Employee acknowledges that, as a result of his/her position with the Company, he/she has or will have access to strategic business, clients’ and suppliers’ information, and Confidential Information (as this term is defined in this Agreement below) belonging to the Company, any Associated Company and the Group (as these terms are defined in this Agreement below) and its or their clients, suppliers or other third parties, and that such Confidential Information have been made available to the Employee under circumstances of confidence.

(B)
The Employee acknowledges that, as a result of his/her position in the Company, he/she will obtain personal knowledge of and influence over the Company’s and its Associated Company’s customers and/or personnel and have access to strategic business, clients’ and suppliers’ information and Confidential Information.

(C)
The Employee acknowledges that the Company and any Associated Company is engaged in a business that is highly competitive and that competition by the Employee with that business during the first 9 months after the date on which his/her employment terminates or solicitation of business relations during his/her employment and during the first 12 months after the date on which his/her employment terminates would necessarily involve the Employee’s use of the Company’s, any Associated Company’s or the Group’s Confidential Information to which the Employee was given or gained access by virtue of his/her position in the Company and would otherwise constitute unfair competition and would severely injure the legitimate business interests of the Company, and Associated Company or the Group.

(D)
The Company’s, each Associated Company’s and the Group’s main business assets are its or their personnel, clients, suppliers and Confidential Information. In recognition of the increased risk of unfairly losing any of these business assets to its competitors, the Company has put in place terms to protect the legitimate business interests of the Company, each Associated Company and the Group, to which the Employee agrees.

(E)
In consideration of the following, the Employee agrees to the terms of this Agreement: (i) the Employee’s continued employment in good standing as a member of the Company’s senior management; (ii) the Employee’s right to participate in, and continued participation in, any Company bonus or incentive plan; (iii) the Employee’s eligibility under this Agreement for salary continuation during the Non-Competition Period (as set forth in Section 6 below); (iv) to the extent applicable, in consideration for this Agreement’s superseding any prior agreement with the Company regarding the subject matter hereof; (v) the Employee’s merit salary increase on or about November 2012; and (vi) a one-time payment to the Employee in the amount of £100.

IT IS AGREED as follows:

1	Definitions

1.1	In this agreement:

1.1.1
‘Affiliates’ means any present or former officer, member, principal, partner, director, employee, worker, agent, consultant, contractor, trustee or shareholder of the Company, any Associated Company and/or any member of the Group.

1.1.2	‘Agreement’ means this instrument and any and all Schedules to this Agreement as the same may be amended, modified or supplemented from time to time in accordance with these provisions.

1.1.3	‘Associated Company’ includes any firm, company, business entity or other organisation:

1.1.3.1	which is directly or indirectly Controlled or managed by the Company; or

1.1.3.2	which directly or indirectly Controls or manages the Company; or

1.1.3.3	which is directly or indirectly Controlled or managed by a third party who also directly or indirectly Controls or manages the Company; or

1.1.3.4
of which the Company or any Associated Companies referred to in the above clauses owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets; or

1.1.3.5	which is the successor in title or assign of the firms, companies, business entities or other referred to above.

1.1.4
‘Business’ means products or services (including any new products or services being developed or researched by the Company, any Associated Company and/or the Group as at the Termination Date) relating to the research, development and/or commercialisation of pharmaceutical products, biotechnology products and/or medical devices, including, without limitation, clinical research; clinical trial management; clinical pharmacology; laboratory research; data collection, management, processing, analysis and/or reporting; biostatistics; clinical logistics; consulting and regulatory affairs; commercialisation; reimbursement and market access; medical communication; medical imaging; and software, electronic and information technology services relating to the above.

1.1.5
‘Capacity’ means as an officer, member, principal, partner, director, employee, agent, consultant, contractor, trustee or shareholder (other than as a holder or being otherwise interested in any less than 2% of any class of shares or other securities of any company which are for the time being quoted on any recognised stock exchange ) or otherwise.

1.1.6	‘Clients’ means any Entity who was an actual client or customer of the Company, any Associated Company or the Group on or before the Termination Date.

1.1.7	‘Company’ includes any successor in title or assign of the Company.

1.1.8	‘Company Documents’ means all letters, emails, notes, memoranda, minutes, reports, files, records, specifications, manuals, models, plans, lists, surveys,

diagrams, analysis, studies, compilations, print-outs, prints, photocopies and any other items not identified in this Agreement which belong or relate to the Company or any Associated Company or the Group or any Clients, Prospective Clients, Prospective Suppliers or Restricted Suppliers and shall be deemed to include all Copies of the foregoing.

1.1.9
‘Company Property’ means all property belonging to the Company or any Associated Company or the Group, which is or has been (without limitation in time) in your possession and shall include (but not be limited to): any computers (whether desktop, laptop or handheld); printers; fax machines; photocopiers; software; tapes; computer disks; memory cards; flash drives or any other medium for storing information; mobile phones; credit cards; cheque books; charge cards (including fuel cards); discount cards; keys and security passes issued to you by the Company or any Associated Company or the Group or by any Clients, Prospective Clients, Restricted Suppliers or Prospective Suppliers; Company Documents; Confidential Information and any other items not identified in this Agreement which belong to the Company or any Associated Company or the Group or any Clients, Prospective Clients, Restricted Suppliers or Prospective Suppliers.

1.1.10
‘Confidential Information’ means any information listed in clause 4.3 below belonging to or relating to the Company or any Associated Company or the Group, any information which the Employee has been told is confidential information, or which the Employee should reasonably believe is confidential information, or which because of its character or the circumstances or manner of its disclosure is confidential, and/or information which has been given in confidence to the Company or any Associated Company or the Group by a third party including but not limited to by any Client, Prospective Client, Supplier, or Prospective Supplier.

1.1.11
‘Controls’ means the beneficial ownership of more than 50% of the issued voting shares or the legal power to direct or cause the direction of the general management of the Company or any Associated Company and the term ‘Controlled’ shall have the corresponding meaning.

1.1.12
‘Copies’ means copies or records in whatever form (including, without limitation, in written, oral, visual or electronic form, on any magnetic, optical disk, memory card, flash drive or any other device for storing information and wherever located) and shall include (but not be limited to): any abstract, extract, summary or précis of the whole or any part of any Company Documents or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from the original.

1.1.13	‘Entity’ means any person, firm, company, corporation, government, state (or agency of a state), association or partnership (whether or not having separate legal personality) or any other entity.

1.1.14	‘Group’ means the Company and all its Subsidiaries from time to time and any Holding Company of the Company from time to time.

1.1.15	‘Holding Company’ means a holding company of the Company as defined by section 1159 of the Companies Act 2006.

1.1.16
‘Intellectual Property’ includes trade marks whether registered or unregistered, service marks whether registered or unregistered, patentable and non-patentable inventions, designs, utility models, copyrights (including design copyrights), database rights, semi-conductor topography rights, all other similar proprietary rights, applications for any of the foregoing and the right to apply for them in any part of the world and including without limitation all such rights in materials, prototypes, discoveries, techniques, developments, processes, plans, designs, formula, specifications, computer programs and software, source codes, data, technical information or any other work, trade or business brand names, trade secrets, goodwill, the style or presentation of the goods or services, creations, confidential information or know-how and any research effort relating to any of the above mentioned business names whether registrable or not, moral rights and any similar rights in any country.

1.1.17
‘Key Personnel’ means any person who (i) was during the Relevant Period and is at the Termination Date, employed, or engaged, by the Company or any Associated Company or the Group, or (ii) had been induced by the Employee in breach of the Employee’s duties to terminate his/her employment with the Company any Associated Company or the Group prior to the Termination Date, in each case with whom during the Relevant Period:

1.1.17.1	the Employee had direct and material dealings in performing his/her duties in the course of his/her employment with the Company, any Associated Company or the Group; or

1.1.17.2
who had material contact with Restricted Clients, Prospective Clients or from Restricted Suppliers or Prospective Suppliers in performing his/her duties of in the course of his/her employment with the Company, any Associated Company or the Group; or

1.1.17.3	who was a member of the senior management of the Company, any Associated Company or the Group; or

1.1.17.4	who was a member of the Employee’s organisation or department of the Company or any Associated Company.

1.1.18
‘Prohibited Business’ means the Business carried on at any time during the Relevant Period by the Company or any Associated Company or the Group and in which the Employee was directly and materially concerned at any time during the Relevant Period in the course of the Employee’s employment with the Company.

1.1.19
‘Prospective Clients’ means any Entity (i) with whom the Company, any Associated Company or the Group was either actively engaged in discussions or negotiations during the Relevant Period with a view to any such Entity dealing with the Company or any Associated Company or the Group as a client thereof or (ii) with whom the Company, any Associated Company or the Group was materially involved during the Relevant Period in making a presentation or providing a quotation or consultancy concerning the Business, in each case about which the Employee possesses or has access to Confidential Information or with whom the Employee or any employee reporting to Employee (directly or indirectly) had material personal contact or material dealings during the Relevant Period in the course of the Employee’s employment with the Company.

1.1.20
‘Prospective Suppliers’ means any Entity who was during the Relevant Period in discussions or negotiations with the Company or any Associated Company or the Group with a view to supplying of any goods or services (but excluding utilities and goods or services supplied for administrative purposes which are not unique to or customized for the Company’s, any Associated Company’s or the Group’s requirements) to the Company or any Associated Company or the Group and about which the Employee possesses or has access to Confidential Information and with whom the Employee or any employee reporting to Employee (directly or indirectly) had material personal contact or material dealings during the Relevant Period in the course of the Employee’s employment with the Company.

1.1.21
‘Relevant Period’ means the period of 12 months ending with the Termination Date or the period of the Employee’s employment with the Company if that period was shorter than 12 months or, if the Employee is placed on Garden Leave pursuant to clause 3 below, the period of 12 months ending with the date on which such Garden Leave begins.

1.1.22
‘Restricted Clients’ means any Client about which, at any time in the Relevant Period, the Employee possessed or had access to Confidential Information or with whom the Employee or any employee reporting to Employee (directly or indirectly) had material personal contact or material dealings in the course of carrying out his or her duties for the Company, any Associated Company or the Group.

1.1.23
‘Restricted Suppliers’ means any Entity who was at any time during the Relevant Period a supplier of any goods or services (but excluding utilities and goods or services supplied for administrative purposes which are not unique to or customized for the Company’s, any Associated Company’s or the Group’s requirements) and about which the Employee possesses or has access to Confidential Information or with whom the Employee or any employee reporting to Employee (directly or indirectly) had material personal contact or material dealings during the Relevant Period in the course of the Employee’s employment with the Company.

1.1.24
‘Subsidiary’ means a subsidiary for the time being of the Company or of any Holding Company of which the Company is a subsidiary as defined by section 1159 of the Companies Act 2006 and the expression ‘Subsidiaries’ shall have the corresponding meaning.

1.1.25	Territory’ means the United Kingdom and /or

1.1.25.1	any other member state of the European Union and/ or:

1.1.25.2	any other country in the world:

where on the Termination Date the Company, any Associated Company, or the Group is engaged in the Business or, where the Company, any Associated Company or the Group is intending within the 12 months following the Termination Date to engage in the Business, and in respect of which in the course of his/her employment during the Relevant Period the Employee (whether alone or jointly with others), has been responsible, concerned or active on behalf of any such member of the Group, or in respect of which country the Employee possesses or has access to relevant Confidential Information.

1.1.26	‘Termination Date’ means the date upon which the Employee’s employment with the Company actually ends (for any reason) whether with notice or without notice.

1.1.27	‘Third Party’ means any Associated Company or the Group and any present or former officers, employees, trustees, shareholders or agents of the Company or any Associated Company or the Group.

1.2	The paragraph headings in this Agreement are inserted only for convenience and shall not affect its construction.

1.3
References in this agreement to any paragraph, clause, sub-clause or schedule without further designation shall be construed as references to the paragraph, clause, sub-clause or schedule of this Agreement so numbered.

1.4
References to statutes shall be deemed to include any statutory modification, re-enactment or extension of such statute and any orders, regulations, instruments or other subordinate legislation made pursuant to such statute.

2	Devotion of Services

2.1
The Employee agrees to devote his/her best efforts to the Business in such capacity as the Company from time to time shall direct and agrees to comply with the Company’s policies, practices and Code of Business Conduct and Ethics at all times.

2.2
The Employee is expected to serve the Company with the utmost good faith and fidelity at all times. The Employee has a duty to report to his/her manager any matters that could affect the Business (whether positively or adversely).

2.3
The Employee represents and warrants that he/she is not bound by or subject to any court order, agreement, arrangement, restriction or undertaking which in any way restricts or prohibits him/her from entering into this Agreement or from performing his/her duties under this Agreement.

2.4
It is a further condition of the Employee’s employment with the Company that he/she will, whilst working for the Company, observe and in every respect comply with all or any such restrictions as do or will apply to the Employee and/or to his/her work activities and that the Employee will take every practicable step to ensure that the Company is not exposed to any liability for inducing a breach of any such restrictions.

2.5	Contravention of this paragraph 2 is likely to be treated by the Company as gross misconduct.

3	Termination of Employment

3.1	The Company reserves the right to require the Employee to remain away from work during any period following the giving of notice of termination of the Employee’s employment with the Company, whether such notice was given by the Company or the Employee (“Garden Leave”).

3.2	During any period of Garden Leave:

3.2.1
the Company shall be under no obligation to provide the Employee with any work or vest any powers in the Employee and the Employee shall have no right to perform any duties for the Company, any Associated Company or the Group or will only perform such duties, specific projects or tasks as are assigned to him/her by the Company;

3.2.2
the Employee shall not (without the prior written consent of the Company) attend his/her normal place of work or any other office or premises of the Company, any Associated Company or the Group, or any Clients, Prospective Clients, Prospective Suppliers or Restricted Suppliers;

3.2.3	the Employee shall continue to receive his/her basic salary and contractual benefits;

3.2.4
the Employee shall remain an employee of the Company and be bound by all the express and implied terms of his/her employment including, without limitation, the duty of fidelity and good faith owed to the Company;

3.2.5	the Employee shall notify the Company of any change of his/her address or contact details;

3.2.6
the Employee shall not (without the prior consent of the Company) access the Company’s, any Associated Company’s or the Group’s informational technology systems, including computer and telecommunications systems;

3.2.7
the Employee shall not (without the prior written consent of the Company) directly or indirectly contact or deal with (or attempt to contact or deal with) any employees, Clients, Prospective Clients, Restricted Suppliers, Prospective Suppliers and professional contacts of the Company or any Associated Company or the Group except where such employees, Clients, Prospective Clients, Restricted Suppliers, Prospective Suppliers and professional contacts are personal friends of the Employee and he/she is contacting them in a personal capacity outside his/her normal working hours;

3.2.8
the Employee shall not (without the Company’s prior written consent) directly or indirectly and whether acting alone or jointly on his/her own behalf or on behalf of or in association or conjunction with be permitted to work for any other Entity and in any Capacity;

3.2.9
the Employee shall (except during any periods taken as holiday which must be approved by the Company in the usual way) ensure that his/her line manager knows where the Employee will be and how he/she can be contacted during each working day and the Employee shall comply with any written requests to contact a specified employee of the Company, any Associated Company or the Group at specified intervals; and

3.2.10	if requested by the Company take all untaken holiday which has accrued up to the commencement and during the continuation of the notice period whilst on Garden Leave.

4	Confidentiality

4.1
The Employee expressly acknowledges that in the course of his/her employment under this Agreement he will have access to and be entrusted with secret, confidential or private information in respect of the Business and financial affairs of the Company and its dealings transactions and affairs and likewise in relation to any Associated Company or the Group which is of such a highly confidential nature as to require the same protection as if it was a trade secret.

4.2
The Employee expressly agrees that he/she shall not either during his/her employment with the Company or after the Termination Date without limit in point of time divulge, disclose or communicate to any person (except to such employee(s) of the Company whose province it is and who are authorized to know the same) or use for the Employee’s own purpose or for any purposes other than those of the Company, or through any failure to exercise all due care and diligence, cause any unauthorised publication or disclosure of, any Confidential Information and shall use his/her best endeavours to prevent the unauthorised publication or disclosure thereof by others.

4.3	For the purposes of this Agreement, Confidential Information shall include but not be limited to the following:

4.3.1	Intellectual Property;

4.3.2
information identifying any Clients, Prospective Clients, Restricted Suppliers, or Prospective Suppliers of the Company, any Associated Company or the Group (including names, addresses, contacts, telephone numbers and email addresses);

4.3.3
information up to and including the Termination Date relating to requests made to the Company, any Associated Company or the Group to provide quotations or tenders or other information to any Clients, Prospective Clients, Restricted Suppliers, or Prospective Suppliers;

4.3.4	details of relationships or arrangements with or knowledge of the needs or requirements of any Clients, Prospective Clients, Restricted Suppliers, or Prospective Suppliers;

4.3.5
information relating to market research collated or commissioned by the Company, any Associated Company or the Group for the purpose of identifying markets and/or demand for the Business of the Company, any Associated Company or the Group or for new business areas or markets for the Company, any Associated Company or the Group to enter into;

4.3.6
information relating to the identity of any Entity considered for acquisition, merger or outsourcing work by the Company, any Associated Company or the Group and information compiled for the purpose of that consideration;

4.3.7	information relating to the finances, budgets, forecasts, financial reports, market share or financial status of the Company, any Associated Company or the Group;

4.3.8
information relating to the marketing techniques and arrangements or development plans, product development plans or strategies of any product or services of the Company, any Associated Company or the Group;

4.3.9
information relating to pricing, fee levels, margins, pricing policies, commission arrangement and any specific pricing or similar arrangement in force between any Clients or Restricted Suppliers and the Company, any Associated Company or the Group;

4.3.10
information relating to the Company, any Associated Company or the Group’s internal policies, terms of business, organisational charts, management, business methods, business strategy, creative plans and strategy, product lines, sales data, prices or pricing strategy;

4.3.11	information relating to the finances or financial status of any Clients, Prospective Clients, Restricted Suppliers or Prospective Suppliers;

4.3.12	information of a personal or otherwise of a confidential nature relating to any Affiliate, temporary worker or candidate of the Company, any Associated Company or the Group;

4.3.13	the Company’s, any Associated Company’s or the Group’s know-how;

4.3.14	the Company’s, any Associated Company’s or the Group’s databases;

4.3.15	the Company’s, any Associated Company’s or the Group’s confidential computer software; and

4.3.16
any other Confidential Information of the Company, any Associated Company or the Group which has or may have come to his/her knowledge during his/her employment with the Company, any Associated Company or the Group whether or not they are or were marked as confidential.

4.4
This clause 4 does not apply to Confidential Information which may (otherwise than through the Employee’s unauthorised act, misconduct or default) become available to the public generally without requiring a significant expenditure of labour, skill or money. Nor shall the restrictions in this clause 4 apply to any secret, confidential or private information which the Employee is required to disclose by any court or competent authority or which shall become part of his own skill and knowledge by virtue of his/her employment by the Company.

4.5	The Employee shall not at any time during his/her employment (except in the proper course of the Employee’s duties) or afterwards make or retain Copies.

4.6	The Employee’s obligations under this paragraph shall be in addition to, and not in substitution for, any obligations imposed upon the Employee by law in relation to abuse of Confidential Information.

5	Company Property

5.1	The Employee is responsible for the safe keeping and preservation of all Company Documents and Company Property issued to the Employee whilst in the Company’s employment.

5.2	If the Employee is authorized to take Company Documents and Company Property out of the office, the Employee is required to take all necessary steps to protect the security of those items.

5.3
The Employee agrees that, upon the termination of his/her employment for any reason and in any event within 7 days of the Termination Date, and immediately upon request of the Company at any time (including, without limitation, during any period of Garden Leave), whether before or after the Termination Date, he/she will promptly return (and shall not delete or destroy) all Company Documents, including any originals and Copies obtained from the Company, any Affiliates, or any of its Clients, Prospective Clients, Restricted Suppliers or Prospective Suppliers, whether or not the Employee believes it qualifies as Confidential Information, other than personal documents related to the Employee’s pay and benefits (such as pay statements and benefit statements). In addition, the Employee shall also return all Company Property provided by the Company to the Employee provided to him/her during the course of his/her employment with the Company, any Associated Company or the Group.

5.4
The Employee further agrees that he/she shall not access the Company’s, any Associated Company’s or the Group’s informational technology systems on or after the commencement of any period of Garden leave or on or after the Termination Date.

5.5	The Employee shall, if so required by the Company, confirm in writing his/her compliance with his/her obligations under this clause 5.

6	Restrictive Covenants

6.1    Non-competition

The Employee shall not in competition with the Company, any Associated Company, or the Group (i) during his/her employment, and (ii) for the period of 9 months immediately following the Termination Date directly or indirectly and whether acting alone or jointly on the Employee’s own behalf or on behalf of or in association or conjunction with any Entity in any Capacity (a) carry on, or (b) be engaged or employed in, or (c) have an interest in, or (d) be concerned in, or (e) assist, any business operating within the Territory which is carrying on Prohibited Business, unless with the prior written consent of the Company.

6.1	Non-dealing

The Employee shall not in competition with the Company, any Associated Company, or the Group (i) during his/her employment or (ii) for the period of 12 months immediately following the Termination Date directly or indirectly and whether acting alone or jointly on the Employee’s own behalf or on behalf of or in association or conjunction with any Entity and in any Capacity (unless with the prior written consent of the Company):

6.1.17
(a) accept, or (b) facilitate the acceptance of, or (c) deal in any way with, or (d) do Prohibited Business with any Restricted Client, Prospective Client, Restricted Supplier or Prospective Supplier; or

6.1.18
interfere with the contractual arrangements in place at the Termination Date or at any time during the period of 12 months immediately following the Termination Date between any Restricted Clients, Prospective Clients, Restricted Suppliers or Prospective Suppliers and the Company, any Associated Company or the Group or with the provision or sourcing of supplies by or from any Restricted Suppliers or Prospective Suppliers.

6.2	Non-solicitation

The Employee shall not in competition with the Company, any Associated Company, or the Group (i) during his /her employment or (ii) for the period of 12 months immediately following the Termination Date directly or indirectly and whether acting alone or jointly on the Employee’s own behalf or on behalf of or in association or conjunction with any Entity and in any Capacity: (a) solicit, or (b) assist in soliciting, or (c) canvass, or (d) approach with a view to procuring, or (e) otherwise attempt to procure, Prohibited Business from any Restricted Client or any Prospective Client, unless with the prior written consent of the Company.

6.3	Key Personnel

The Employee shall not (i) during his/her employment or (ii) for the period of 12 months immediately following the Termination Date directly or indirectly and whether acting alone or jointly on the Employee’s own behalf or on behalf of or in association or conjunction with any Entity and in any Capacity (unless with the prior written consent of the Company):-

6.3.1	(a) induce, or (b) solicit, or (c) entice, or (d) procure, or (e) endeavour to induce, solicit, entice or procure, any Key Personnel to leave the Company or any Associated Company or the Group; or

6.3.2	(a) employ, or (b) engage any Key Personnel.

6.4	The Employee hereby acknowledges and agrees with the Company that:

6.4.1	each of the clauses and sub-clauses contained in this paragraph constitutes an entirely separate, severable and independent covenant and restriction on the Employee;

6.4.2
the duration extent and application of each of the restrictions contained in this paragraph are fair, reasonable and necessary for the protection of the personnel, goodwill and trade connections of the Company, each Associated Company and the Group; and

6.4.3
in the event that any of the restrictions contained in this paragraph should be found to be invalid and unenforceable but would be valid and enforceable if some part thereof were to be deleted and/or modified, such restriction shall apply with such deletion and/or modification as may be necessary to make it valid and enforceable.

6.5
The Employee acknowledges and agrees that he/she will on a continuing basis advise the Company of the name and address of any Entity, whether acting alone or jointly on his/her own behalf or on behalf of or in association or conjunction with the Employee before or during the period of 12 months after the Termination Date, that offers to employ, engage or involve the Employee in any Capacity. Should the Employee obtain such future employment within the specified period he/she will provide the information set out in this clause to the Company within 14 days of commencing such future employment. The Employee agrees that such disclosure is necessary for the Company to ensure compliance with the provisions of this paragraph.

6.6
The Employee acknowledges and agrees that he/she will on a continuing basis be obliged to draw the provisions of this clause 6 to the attention of any Entity who may at any time before or during the period of 12 months after the Termination Date offer to employ, engage or involve the Employee in any Capacity, in a business in circumstances where such engagement or involvement will or might, by reason of the provisions of this paragraph, cause the Employee to be in breach of this Agreement.

6.7	The period of restriction set out in each of clauses 6.1, 6.2, 6.3 and 6.4 above shall be reduced by the length of any period spent by the Employee on Garden Leave.

6.8
Subject to the provisions of clause 6.10, the Company shall pay to the Employee for the duration of the period of restriction referred to in clause 6.1 (as such period is reduced, as the case may be, by the provisions of clause 6.8) a payment calculated at the rate of the basic salary which was payable to the Employee at the Termination Date (and will not include any bonuses, commissions, or other forms of compensation), such payments to be made in accordance with the Company's usual monthly payroll procedures during the period of restriction and to be subject to such deductions as are required by law.

6.9
The Company may, at its entire discretion, release the Employee from the provisions of clause 6.1 at any time (whether before the commencement of or during the period of restriction provided for in that clause), in which case its obligations to make payments pursuant to the provisions of clause 6.9 shall cease immediately on the date that such release takes effect. Such release of clause 6.1, if made by the Company, will not waive, terminate or otherwise affect any other clauses or obligations upon the Employee under the Agreement.

6.10
Any severance payments that Employee is entitled to, eligible for or does receive under any contract with the Company or any plan sponsored by the Company shall be offset against and reduced by any payment(s) for which Employee is eligible under this Agreement.

7	Developments

7.1
At any time during the Employee’s employment under this Agreement and subject to the provisions of the Registered Designs Act 1949 (as amended), the Patents Act 1977, the Copyright Designs and Patents Act 1988, Council Regulation 60/02/EC and the Copyright and Related Rights in Databases Regulations 1997, the Employee makes, discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the Business for the time being carried on by the Company or any Associated Company or the Group full details of the Intellectual Property shall immediately be communicated by him/her to the Company and the Employee agrees that it shall be the absolute property of the Company.

7.2
To the extent that it may be necessary, the Employee will without payment (except as provided for in section 40 of the Patents Act 1977) and whether or not the Employee is still employed by the Company or any Associated Company or the Group at the material time, at the expense of the Company promptly do all such things and sign and execute all such documents and deeds as may reasonably be required in order to enable the Company or any Associated Company or the Group or their nominee to apply for and obtain protection for the Intellectual Property in any or all countries and to vest title thereto in the Company or any Associated Company or the Group or their nominee absolutely.

7.3
Without prejudice to the generality of clause 7.2 above, the Employee hereby irrevocably authorises the Company to appoint some person in the Employee’s stead to do all such things and execute all such documents as may be necessary for or incidental to granting to the Company, any Associated Company or the Group the full benefit of this paragraph and the power of attorney referred to in this clause shall be effective for that purpose.

7.4	Nothing in this paragraph shall oblige the Company, any Associated Company or the Group to seek patent or other protection for any Intellectual Property or to exploit any Intellectual Property.

Inventions

7.5
If at any time during the Employee’s employment the Employee (whether alone or jointly with any other person or persons) make any invention which relates either directly or indirectly to the Business, the Employee will promptly disclose to the Company all details of such invention to enable the Company to determine whether or not, applying the provisions of section 39 of the Patents Act 1977, it is the Company’s property. The Employee hereby agrees that all inventions shall be held on constructive trust for the Company until its ownership can be determined.

7.6
If the invention is not the property of the Company or any Associated Company or the Group, the Company shall subject to the provisions of section 7 of the Patents Act 1977 have the right to acquire for itself or its nominee the Employee’s rights in the invention within 6 months after disclosure pursuant to this clause on fair and reasonable terms to be agreed or settled by a single arbitrator.

Copyright

7.7
The Employee will promptly disclose to the Company all copyright works or designs originated, conceived, written or made by the Employee alone or with others (except only those works originated, conceived written or made by the Employee wholly outside the Employee’s normal working hours which are wholly unconnected with the Employee’s employment by the Company, any Associated Company or the Group) and shall hold them in trust for the Company until such rights shall be fully and absolutely vested in the Company.

7.8
The Employee hereby assigns to the Company by way of future assignment all copyright, design right and other proprietary rights (if any) for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written or made by the Employee (except only those works or designs originated, conceived, written or made by the Employee wholly outside the Employee’s normal working hours which are wholly unconnected with the Employee’s employment by the Company, any Associated Company or the Group) during the period of the Employee’s employment by the Company, any Associated Company or the Group.

7.9
The Employee hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on the Employee by sections 77, 80 and 84 of the Copyright, Designs and Patents Act 1988 in respect of all copyright works created by the Employee or any acts of the Company or any acts of third parties done with the Company’s authority in relation to any Intellectual Property which is the property of the Company by virtue of this paragraph or otherwise.

7.10
The Employee hereby agrees not to register any Intellectual Property used or is proposed to be used by the Company, any Associated Company or the Group, without the consent of the Company, any Associated Company or the Group. Should the Employee breach this clause any application for registration of that Intellectual Property will be regarded as being made in bad faith and if granted would be liable to be declared invalid.

7.11
During the Employee’s employment by the Company, any Associated Company or the Group and at all times thereafter the Employee will (whether by omission or commission) do nothing to affect or imperil the validity of the protection for the Intellectual Property obtained or applied for by the Company, any Associated Company or the Group or its nominee pursuant to this paragraph. The Employee will at the direction and expense of the Company promptly render all assistance within the Employee’s power to enable the Company, any Associated Company or the Group or its nominee to obtain and maintain such protection or to make an application for any extension thereof.

7.12
Rights and obligations under this paragraph shall continue in force after the termination of the Employee’s employment by the Company in respect of Intellectual Property made or discovered during the Employee’s employment by the Company and shall be binding upon the Employee’s heirs and successors, assigns and representatives.

7.13
The Employee acknowledges that the provisions in this paragraph 7 are no more extensive than is reasonable and necessary for the legitimate protection of the Company, any Associated Company or the Group.

8	Publications

8.1
The Employee agrees that he/she will, no later than thirty 30 days prior to submission for publication in any forum (including electronic and on-line), provide the Company with copies of all writings and materials which reference the Company, any Associated Company or the Group or otherwise relate to his/her employment with the Company which he/she proposes to publish during his/her employment with the Company and within 6 months thereafter. The Employee also agrees that he/she will remove or cause to be removed from the writings and materials any Confidential Information (as reasonably determined by the Company in its sole discretion) and/or any reference to the Company, any Associated Company or the Group, upon the Company’s request.

9	Obligations

9.1
The Employee warrants and represents to the Company that his/her employment by the Company and execution and performance of this Agreement does not conflict with any prior obligations to third parties, and the Employee agrees that he/she will not disclose to the Company any proprietary information of any former or concurrent employer, unless consented to by such employer. Any violation of this paragraph by the Employee may result in the termination of his/her employment with the Company.

9.2
The Employee warrants and represents to the Company that he/she does not own or control and will not own or control while he/she is employed by the Company, any right, title or interest in any invention, design, development, improvement, process, software program, work of authorship, trade mark, service mark or technique, whether or not patentable or registrable under copyright or similar statutes, that relates in any manner to, or is useful in, the actual or planned business or products of the Company or relates in any manner to, or is useful in, its actual or anticipated research and development of the Company. If, in contravention of the foregoing, any invention, design, development, improvement, process, software program, work of authorship, trade mark, service mark or technique exists, the Employee grants to the Company, each Associated Company and the Group a perpetual, paid up, worldwide license to such invention, design, development, improvement, process, software program, work of authorship, trade mark, service mark or technique.

9.3
The Employee warrants and represents to the Company that, as provided in Section 306(a) and Section 306(b) of the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 335a(a) and 335a(b)) and/or under any equivalent law within or outside the United States, he/she has not in the past been and/or is not currently (or threatened to be or subject to any pending action, suit, claim investigation or administrative proceeding which could result in him/her being) (i) debarred or (ii) excluded from participation in any federally funded healthcare program or (iii) otherwise subject to any governmental sanction in any jurisdiction (including disqualification from participation in clinical research) that would affect or has affected Employee’s ability to perform his/her obligations under this Agreement or contract of employment or prevent him/her from working for the Company in any capacity in any jurisdiction. Employee hereby confirms that he/she is not on any of the following exclusion lists: (a) Food and Drug Administration Debarment List; (b) General Services Administration Excluded Parties List System; or (c) Office of Inspector General List of Excluded Individuals/Entities. Employee warrants and represents to the Company that he/she will notify the Company immediately if any of the foregoing occurs or is threatened and that the obligation to provide such notice will remain in effect following the termination of his/her employment with PAREXEL for any reason, voluntary or involuntary. Any violation of this section by Employee may result in the termination of his/her employment with the Company. Immediately upon the request of the Company at any time, Employee will certify to the Company in writing his/her compliance with the provisions of this section.

10	Reasonableness

10.1
The Employee agrees that the provisions of this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, any Associated Company or the Group, based upon a number of factors, including the highly competitive nature of the Business of the Company, each Associated Company and the Group and the knowledge and information to which the Employee will have or has had access during the Employee's employment with the Company.

11	Injunctive Relief

11.1
The Employee acknowledges that a breach of this Agreement will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate. As a result, the Employee agrees that in the event of such a breach or threat of such a breach the Company shall, in addition to any other remedies available to it, have the right to injunctive relief.

12	Governing Law

12.1
This Agreement shall be governed by English law. The parties agree that the courts of England and Wales will have exclusive jurisdiction to resolve any disputes between the parties arising out of or related to this Agreement.

12.2
This Agreement is intended to supplement, and not supersede, any remedies or claims that may be available to the Company, any Associated Company or the Group under applicable law (including, without limitation, pursuant to the Employee's contract of employment with the Company), including any claims asserting misappropriation of trade secrets or unfair trade practices.

13	Entire Agreement

13.1
This Agreement contains all the understanding between the parties hereto pertaining to the subject matter hereof and supersedes any conflicting terms of any undertakings and agreements, whether oral or in writing, previously entered into between them with respect to the subject matter herein.

13.2	This Agreement will take precedence over any undertakings and the provisions of any agreements that are inconsistent with the provisions of this Agreement.

14	Amendment, Modification or Waiver

14.1
No provision of this Agreement may be amended, or modified unless such amendment or modification is in writing, signed by the Employee and by an officer of the Company thereunto duly authorized. No act or failure to act by the Company will waive any right, condition or provision contained herein. Any waiver by the Company must be in writing and signed by a duly authorized officer of the Company to be effective.

15	Severability

15.1
In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or other unenforceable provision had never been contained herein.

16	Miscellaneous

16.1	The Employee’s obligations hereunder to the Company shall:

16.1.1
continue in full force and effect in the event that the Employee’s job title, responsibilities, work location or other conditions of his/her employment with the Company change subsequent to the execution of the Agreement, without the need to execute a new Agreement;

16.1.2
apply equally to any of the Company’s current and future subsidiaries, affiliates, divisions, successors and assigns for which the Employee performs services or about or from which Employee has access to Confidential Information; and

16.1.3	survive the termination of his/her employment with the Company.

16.2
If the Employee breaches any of the covenants set forth in this Agreement, he/she agrees to pay to the Company all reasonable costs (including reasonable legal costs) incurred by the Company, any Associated Company or the Group in establishing that breach and in otherwise enforcing any of the covenants or provisions of this Agreement.

16.3
The Employee specifically authorizes the Company to notify any subsequent employers or prospective employers of the Employee of the restrictions on Employee contained in this Agreement and of any concerns the Company may have about actual or possible conduct by the Employee that may be in breach of this Agreement.

16.4
This Agreement shall be binding upon and inure to the benefit of the legal representatives, heirs, successors and assigns of the parties hereto. It may not be changed orally, but only in writing signed by the party against whom enforcement of any such change is sought. It is agreed that a waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the same party.

16.5
The Company and the Employee agree that section 1(1) of the Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent (but no more) that any Third Party shall be entitled to enforce and take the benefit of those clauses of this Agreement which expressly refer to that Third Party.

DELIVERY AS A DEED

The execution of this document by or on behalf of a party shall constitute an authority to solicitors acting on behalf of any party to date it and deliver it as a deed.

IN WITNESS whereof this Agreement has been executed as a deed and delivered the day and year first above written.

EXECUTED and DELIVERED AS A DEED
for and on behalf of the Company, each
Associated Company and the Group
By: James F. Winschel, Jr.    ………………………………………….……..

In the presence of

Name        ………………………………………….……..

Signature    ………………………………………….……..

Address    ………………………………………….……..

………………………………………….……..

Occupation    ………………………………………….…….

EXECUTED and DELIVERED AS A DEED

By: [Name]     …………………………………………………

In the presence of

Name        ………………………………………….……..

Signature    ………………………………………….……..

Address    ………………………………………….……..

………………………………………….……..

Occupation    ………………………………………….…….